 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form 10-K of Lenco Mobile Inc. of our report dated April 8, 2010 relating to the financial statements for the years ended December 31, 2009 and December 31, 2008 of Lenco Mobile Inc. and its subsidiaries.

/s/Gruber & Company, LLC
Gruber & Company, LLC
Lake Saint Louis, Missouri

April 13, 2010